EMPLOYMENT AGREEMENT

      This Employment Agreement ("Agreement") made this 16th day of September, 1998 between SONIC AUTOMOTIVE, INC., a Delaware corporation (the "Employer") and DENNIS D. HIGGINBOTHAM ("Employee").

                                R E C I T A L S

      WHEREAS, Employer desires to acquire certain of the automobile dealership assets of Employee within the State of Florida; and

      WHEREAS, Employer desires to retain the services of Employee in order to manage the existing dealerships and acquire and manage additional dealerships; and

      WHEREAS, Employee is prepared to perform those duties as set forth in this Agreement.

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

            1. Term of Employment Employer hereby employs Employee, and Employee hereby accepts employment from Employer, for the period commencing with the closing of the sale transferring those assets in which Employee has an interest in various dealerships in the State of Florida to Employer (the "Commencement Date") and ending three (3) years thereafter, unless sooner terminated pursuant to the provisions of paragraph 5 hereof (the "Employment Period").

            2. Duties of Employee. Employee shall be employed by Employer as President of Retail Operations for Sonic Automotive, Inc. Employee shall report to Employer's Chief Executive Officer and the Employer's Board of Directors. Employee shall be proposed as a nominee for election to Employer's Board of Directors as promptly as reasonably practicable after the Closing. Employee shall assist in the management and supervision of all Employerowned dealerships. Employee shall serve Employer faithfully in the performance of Employee's duties and shall devote his full time and best efforts to his employment, including the regularly established working hours and such additional time as the requirements of Employer and the performance of the Employee's duties require. Employee agrees to observe and comply with all the rules and regulations of Employer as adopted and furnished to Employee by Employer's Board of Directors from time to time. Employee specifically understands that Employer shall have final authority over the terms and conditions of all acquisitions. Employee shall not be required to relocate his base of employment from the Daytona Beach area.

            3. Compensation. For all services rendered by Employee under this Agreement, he shall be entitled to compensation in accordance with the following:

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                  (a) Base Salary. During the Employment Period, the Employee
shall receive an annual base salary ("Annual Base Salary") of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($400,000.00) which shall be paid in equal monthly installments in the amount of THIRTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE AND THIRTY-THREE/100 DOLLARS ($33,333.33).

                  (b) Additional Salary and Bonus. In addition to the Annual Base Salary as hereinabove provided, Employer shall pay to the Employee such additional amounts as may be determined and ratified from time to time by the Compensation Committee of Employer's Board of Directors.

            4. Fringe Benefits. During the Employment Period, Employee shall receive with other similarly situated employees of the Employer, all the fringe benefits of Employer, together with the following additional fringe benefits:

                  (a) The use of four demonstrator vehicles annually of Employee's choice, including all reasonably related expenses such as insurance, maintenance and gasoline.

                  (b) Medical insurance coverage for Employee and his dependents and reimbursement of the Employee for the reasonable costs of disability insurance with a reasonable monthly benefit for life and with a waiting period of no more than ninety (90) days.

                  (c) Prompt reimbursement for all reasonable employment, travel, entertainment and other business related expenses incurred by the Employee in accordance with the policies, practices and procedures of the Employer.

                  (d) An office, located in New Smyrna Beach, Florida and selected by Employee, of a size and with furnishings and other appointments, and with secretarial assistance, comparable to that provided with respect to other peer executives of the Employer.

                  (e) An annual paid vacation in accordance with the policies, practices and procedures of the Employer as in effect generally at any time with respect to other peer executives of the Employer.

                  (f) Reimbursement for use of personal aircraft for specified business purposes which have been previously approved by Employer, at $1,500 per hour, and reimbursement of pilot's reasonable out-of-pocket overnight expenditures when required.

            5. Termination of Employment. This Agreement shall terminate as follows:

                  (a) Death or Disability. The Employee's employment shall terminate automatically upon the Employee's death during the Employment Period. If the Employer determines in good faith that the Employee becomes unable to perform the essential functions of his position, with or without reasonable accommodation, and that such inability is likely to

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continue for a period of more than six (6) months, then Employer shall give to the Employee written notice of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Employer shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Employee provided that, within the thirty (30) days after such receipt, the Employee shall not have returned to full time performance of the Employee's duties.

                  (b) Cause. The Employer may terminate the Employee's employment at any time, without notice and with immediate effect for Cause. For purposes of this Agreement "Cause" shall mean

                        (i) a material breach by the Employee of the Employee's
                  obligations as set forth herein (other than due to disability) which material breach is not remedied within five (5) business days after receipt of written notice from the Employer specifying such a breach;

                        (ii) the conviction of the Employee of a felony;

                        (iii) actions by Employee involving moral turpitude;

                        (iv) willful failure of Employee to comply with
                  reasonable directives of Employer's Board of Directors;

                        (v) chronic absenteeism of Employee;

                        (vi) willful misconduct of Employee resulting in damage
                  to Employer; or

                        (vii) Employee's illegal use of controlled substances.

                  (c) Without Cause. Either Employee or Employer may terminate this Agreement at any time, for any reason or without any reason. Such a termination shall be deemed a termination "without cause".

            6. Obligations of the Employer Upon Termination. The parties agree as follows:

                  (a) Generally. Except as provided in paragraph 6(b) below, upon termination of Employee's employment for any reason, Employee shall be entitled only to payment of his Annual Base Salary, together with those fringe benefits described in paragraphs 4(a) and 4(b) hereof, through the effective date of such termination.

                  (b) Without Cause. If Employee's employment is terminated by Employer without cause, then Employer shall continue to pay Employee his Annual Base Salary, together with those fringe benefits described in paragraphs 4(a) and 4(b) hereof, for a period of one year from the date of such termination. Any payments under this Section 6 will be offset against (and

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will thereby reduce) any other severance to which Employee might be entitled from Employer pursuant to any agreement or policy

            7. Stock Option. Employee shall be eligible to participate in the Sonic Automotive, Inc. 1998 Stock Option Plan (the "Stock Option Plan"). Employee's initial grant of options under the Stock Option Plan shall be in an amount which is consistent with the grants of stock options for similar employees of the Employer. The exercise price of such initial options shall be the fair market value of the shares of the common stock of Employer on the date of such initial grant. Any grants of options under the Stock Option Plan shall be subject to ratification at the discretion of Employer's Board of Directors. The terms and conditions of any options granted to Employee pursuant to the Stock Option Plan shall otherwise be governed by the provisions of the Stock Option Plan.

            8. Restrictive Covenants. For purposes of this Agreement, "Restrictive Covenants" mean the provisions of this paragraph 8. It is stipulated and agreed that Employer is engaged in the business of owning and operating automobile and/or truck dealerships, which business includes, without limitation, the marketing and selling of new and used vehicles and the servicing of automobiles and trucks (the "Business"). It is further stipulated and agreed that as a result of Employee's employment by Employer, and as a result of Employee's continued employment hereunder, Employee has and will have access to valuable, highly confidential, privileged and proprietary information relating to Employer's Business, including, without limitation, existing and future inventory information, customer lists, sales methods and techniques, costs and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, and other information regarded by Employer as proprietary and confidential (the "Confidential Information"). It is further acknowledged that the unauthorized use or disclosure by Employee of any of the Confidential Information would seriously damage Employer in its Business.

            In consideration of the provisions of this paragraph 8, the compensation and benefits referred to in paragraphs 3 and 4 hereof, which Employee acknowledges are legally sufficient to support enforceability by the Employer of the Restrictive Covenants against Employee, Employee agrees as follows:

                  (a) During the term of this Agreement and after its termination or expiration for any reason, Employee will not, without Employer's prior written consent, use, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of Employee's duties hereunder).

                  (b) During the term of this Agreement and for a period of two years after the date of the expiration or termination of this Agreement for any reason (the "Restrictive Period"), Employee shall not, directly or indirectly:


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                        (i) Employ or solicit the employment of any person who
                  at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason was employed by Employer;

                        (ii) Provide or solicit the provision of products or
                  services, similar to those provided by Employer to any person or entity within the "Restricted Territory," as hereinafter defined, who purchased or leased automobiles, trucks or services from Employer at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

                        (iii) Interfere or attempt to interfere with the terms
                  or other aspects of the relationship between Employer and any person or entity from whom Employer has purchased automobiles, trucks, parts, supplies, inventory or services at any time during the twelve (12) calendar months immediately preceding the termination or expiration of this Agreement for any reason;

                        (iv) Engage in competition with Employer or its
                  respective successors and assigns by engaging, directly or indirectly, in a business involving the sale or leasing of automobiles or trucks or which is otherwise substantially similar to the Business, within the "Restricted Territory," as hereinafter defined; or

                        (v) Provide information to, solicit or sell for,
                  organize or own any interest in (either directly or through any parent, affiliate or subsidiary corporation, partnership, or other entity), or become employed or engaged by, or act as agent for, any person, corporation or other entity that is directly or indirectly engaged in a business in the "Restricted Territory," as hereinafter defined, which is substantially similar to the Business or competitive with Employer's business; provided, however, that nothing herein shall preclude the Employee from holding not more than three percent (3%) of the outstanding shares of any publicly held company which may be so engaged in a trade or business identical or similar to the Business of the Employer. As used herein, "Restricted Territory" means the Standard Metropolitan Statistical Areas, as determined by the United States Office of Management and Budget, for: Houston, Texas; Charlotte, North Carolina; Chattanooga, Tennessee; Nashville, Tennessee; TampaSt. Petersburg - Clearwater, Florida; Daytona Beach, Florida; Columbus, Ohio; Atlanta, Georgia; and Montgomery, Alabama.

            9. Remedies. It is stipulated that a breach by Employee of the Restrictive Covenants would cause irreparable damage to Employer. Employer, in addition to any other rights or remedies which Employer may have, shall be entitled to an injunction restraining

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Employee from violating or continuing any violation of such Restrictive
Covenants. Such right to obtain injunctive relief may be exercised at the option of Employer, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies which Employer may have as a result of any such breach or threatened breach. Employee agrees that upon breach of any of the Restrictive Covenants, Employer shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that Employee directly or indirectly has realized or may realize as a result of, or in connection with, any such breach. Employee further agrees that the Restrictive Period shall be extended by a period of time equal to any period of time in which any Employee is in violation of the Restrictive Covenants.

            10. Acknowledgment of Reasonableness. Employee has carefully read and considered the provisions of this Agreement and has had the opportunity for consultation with an attorney of Employee's choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of Employer. In the event that any provision relating to the Restrictive Period, the Restricted Territory or the scope of the restrictions shall be declared by a court of competent jurisdiction to exceed the maximum period of time, geographical area or scope that such court deems reasonable and enforceable under applicable law, such time period, geographical area or scope of restriction held reasonable and enforceable by the court shall thereafter be the Restricted Period, Restricted Territory and/or scope under this Agreement.

            11. Surrender of Books and Records. Employee acknowledges that all files, records, lists, designs, specifications, books, products, plans and other materials owned or used by Employer in connection with conduct of its business shall at all times remain the property of Employer, and that upon termination or expiration of this Agreement for any reason, Employee will immediately surrender to Employer all such materials.

            12. Entire Agreement. This Agreement contains the entire agreement of the parties hereto, and shall not be modified or changed in any respect except by a writing executed by the parties hereto.

            13. Successors and Assigns. The rights and obligations of Employee under this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and his respective successors, heirs and assigns. Employer shall have the right to assign, transfer, or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of Employer's business activities. This Agreement, being personal in nature to the Employee, may not be assigned by Employee without Employer's prior written consent.

            14. Notice. All notices required and permitted to be give hereunder shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, return receipt requested, addressed to the intended recipient as follows or at such other address as is provided by either party to the other:


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      If to Employer:                     With a copy to:

      Sonic Automotive, Inc.              Parker, Poe, Adams & Bernstein L.L.P.
      5401 East Independence Boulevard    2500 Charlotte Plaza
      P. O. Box 18747                     Charlotte, North Carolina 28244
      Charlotte, North Carolina 28218     Telecopier No.: (704) 334-4706
      Telecopier No.: (704) 532-3323      Attention: Edward W. Wellman, Jr.
      Attention: Chief Financial Officer

      If to Employee:                     With a copy to:

      Dennis D. Higginbotham              Cobb, Cole & Bell
      Higginbotham Management, Inc.       P. O. Box 2491
      P.O. Box 770                        150 Magnolia Avenue
      104 Riverside Drive                 Daytona Beach, Florida 32114
      New Smyrna Beach, Florida 32170     Telecopier No.: (904) 238-7003
      Telecopier No.: (904) 426-8111      Attention: Larry Marsh

            15. Governing Law; Forum. This Agreement shall, in all respects, be governed by and construed according to the laws of the State of Florida. Any dispute or controversy arising out of or relating to this Agreement shall also be governed by the laws of the State of Florida.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

                                    EMPLOYEE:


                                    /s/ Dennis D. Higginbotham
                                    --------------------------------------(SEAL)
                                    Dennis D. Higginbotham


                                    EMPLOYER:

                                    SONIC AUTOMOTIVE, INC.

                                    By:     /s/ O. Bruton Smith
                                            -----------------------------------
                                    Title:  Chief Executive Officer

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